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                                                                     Exhibit 3.2

                   AMENDMENTS TO ARTICLES OF INCORPORATION OF
                              PRIME RESOURCE, INC.

     The within Articles of Amendment are filed of record with the Utah Division of Corporations in accordance with the Utah Revised Business Corporation Act ("URBCA") Section 16-10a-1006 on this 22nd day of March, 2007 to: (i) change the name of the existing Utah Corporation, PRIME RESOURCE, Inc. to BBM Holdings, Inc.; (ii) create a new class of preferred shares and designate a portion as Series "A" for present distribution to existing shareholders; and (iii) amend certain terms of the authorized common stock upon the filing of these Articles of Amendment as adopted on January 15, 2007 and described below.

     The undersigned represents that he is the President of the within Corporation and that he has been fully and duly authorized to file these Articles of Amendment pursuant to resolution of the Board of Directors and a Majority Shareholder Consent Resolution in which 1,209,533 of all issued and outstanding shares, 83%, voted in favor of the items as set-out below. Prior to this Amendment, the Company had only one class of stock, being 50,000,000 authorized voting common stock of which 1,459,090 were outstanding. There were no dissenting or withheld votes and the vote constituted a majority consent of shareholders in favor of such change of name after which notice was given to all shareholder in accordance with the URBCA Section 16-10a-704(2).

     The provisions of the First Amendment to the Articles of Incorporation of Prime Resource, Inc., a Utah corporation, (the "Corporation") are as follows:

     1. The first sentence of Article I of the Articles of Incorporation of the Corporation, which previously read as follows:

               The name of the corporation is Prime Resource, Inc.

is hereby amended and restated so that, as amended restated, the first sentence of Article I shall be and read as follows:

                The name of the corporation is BBM HOLDINGS, INC.

     2. The Article V of the Articles of Incorporation of the Corporation, which previously read as follows:

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                                    ARTICLE V

                          Authorized Shares and Voting

     The corporation shall have one class of stock being Fifty Million (50,000,000) shares of common, voting stock having no designated par value. All shares of stock shall be issued by the corporation for cash, tangible or intangible property, services actually performed, notes or other interests having actual value, at a rate of consideration as may be affixed, from time to time, by the Board of Directors. Fully paid stock of this corporation shall not be liable to any call and is nonassessable. There are no pre-emptive rights provision adopted by these Articles; though the By-Laws may contain provisions for adopting pre-emptive rights by the Board of Directors or the shareholders without amendment to these Articles, so far as permissible under Utah law. Each common shareholder of record shall have one vote for each share of stock standing in his, her or its name on the books of the corporation; provided that the Board of Directors may subsequently adopt standard provisions for cumulative voting without amendment to these Articles, so far as permissible under Utah law. At all meetings of the shareholders, the majority of the common shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

is hereby amended and restated so that, as amended restated, Article V shall be and read as follows:

                                    ARTICLE V
                               AUTHORIZED CAPITAL

               The Corporation is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares that the Corporation is authorized to issue is sixty million (60,000,000). Fifty million (50,000,000) shares shall be Common Stock, no par value, and ten million (10,000,000) shares shall be Preferred Stock, no par value.

               The Preferred Stock may be issued from time to time in one or more classes as may be determined by the Board of Directors. The Board of Directors is authorized to fix the number of shares of any class of Preferred Stock and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued class of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any class, to increase or decrease (but not below the number of shares of any such class then outstanding) the number of shares of any such class subsequent to the issuance of shares of that class.


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               All shares of stock shall be issued by the corporation for cash, tangible or intangible property, services actually performed, notes or other interests having actual value, at a rate of consideration as may be affixed, from time to time, by the Board of Directors. Fully paid stock of this corporation shall not be liable to any call and is nonassessable. There are no pre-emptive rights provision adopted by these Articles; though the By-Laws may contain provisions for adopting pre-emptive rights by the Board of Directors or the shareholders without amendment to these Articles, so far as permissible under Utah law.

               The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

          Section 5A. COMMON STOCK.

                    5A.1. General. Subject to the powers, preferences and rights of any Preferred Stock having any preference priority over, or rights superior to, the Common Stock and except as otherwise provided by law and this Article, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation and each share of Common Stock shall be entitled to one vote. Except as otherwise provided by the Utah Revised Business Corporation Act ("URBCA") or these Articles of Incorporation, the holders of record of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.

                    5A.2. Voting.

                         A. Generally. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders. There shall be no cumulative voting.

                    5A.3 Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

                    5A.4 Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation (the "Board of Directors"), subject to any preferential dividend rights of any then outstanding Preferred Stock.


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                    5A.5 Liquidation. Upon the dissolution or liquidation of the
          Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to participate ratably in all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

          Section 5B. SERIES A PREFERRED STOCK.

               One million four hundred fifty-four thousand ninety (1,454,090) shares of Preferred Stock are hereby designated the Series A Exchangeable Preferred Stock (the "Series A Stock"). The rights, preferences, privileges and restrictions of Series A Stock are set forth as follows:

                    5B.1. Changes to Number of Shares in Series. Any increase or decrease in the number of authorized shares of the Series shall be effectuated by filing an amendment to these Articles of Incorporation that has been duly adopted by the Board of Directors and approved by the stockholders of the Corporation pursuant to the provisions of the URBCA and that states that such increase or reduction has been so authorized.

                    5B.2. No Dividends. Except to the extent that exercise of the Exchange Right set forth in Section 5B.5 are deemed or characterized as a dividend, the Series A Holders shall not be entitled to receive any dividend or distribution.

                    5B.3. No Voting Rights. The Series A Holders shall not be entitled to vote on any matters other than matters which adversely impact Series A disproportionately from any other class or series of capital stock.

                    5B.4. No Preference Upon Liquidation. Upon the occurrence of any liquidation, dissolution or winding up of the Corporation, each Series A Holder will be entitled to retain its proportionate right to receive the Series A Consideration, before any distribution or payment is made upon any other Securities of the Corporation, but shall not be paid any amount in cash or other assets of the Corporation in any distribution or payment on a pro rata basis to holders of any other Securities of the Corporation.

                    5B.5. Exchange Right and Obligation. Each share of Series A Stock represents the right to exchange such share for a pro rata share (among the issued and outstanding Series A Stock) of whatever right, title and interest is held by the Corporation in the 465,000 shares of common stock and other securities of LightSpace Corporation, a Delaware corporation, ("LightSpace") described in the Form 10QSB-A filed by the Corporation on November 16, 2006 (the "Series A Consideration"). The


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          Corporation shall have the right to distribute the Series A
          Consideration to the holder(s) of Series A Stock and cancel the corresponding outstanding share(s) of Series A Stock from time to time at its option and in its discretion.

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                                  VERIFICATION

     The undersigned Terry Deru, acting as the President and Chairman of the Board of Prime Resource, Inc., and being first duly sworn and upon oath, affirms and verifies that the foregoing Articles of Amendment were made and entered by the Company's Board of Directors, ratified by the required and stated majority shareholder vote and are filed in accordance with Utah law.


                                        /s/ Terry Deru
                                        ----------------------------------------
                                        Mr. Terry Deru
                                        President

STATE OF UTAH              )
                           :ss.
COUNTY OF Salt Lake City   )

     Personally appeared before me, a Notary Public, Terry Deru, who affirmed to me upon oath that he his the President and Chairman of the Board of Prime Resource, Inc., and who executed the foregoing Amended Articles in my presence on this 22nd day of March, 2007.


                                        /s/ Susan L. Furca
                                        ----------------------------------------
                                        NOTARY PUBLIC


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